UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                                (Amendment No. )*



                              GENDER SCIENCES, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                           Common Stock, no par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    36868M106
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 April 11, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed: |_| Rule 13d-1(b) |X| Rule 13d-1(c) |_| Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.  36868M106
--------------------------------------------------------------------------------

1.   Names of Reporting Persons.  Richard Schoninger
     I.R.S.  Identification Nos. Of Above Persons (entities only):

--------------------------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)______                  (b)_______
--------------------------------------------------------------------------------

3.   SEC Use Only
--------------------------------------------------------------------------------

4.   Citizenship or Place of Organization:  United States
--------------------------------------------------------------------------------

Number of Shares  Beneficially  Owned by   5.  Sole Voting Power       2,500,000
Each Reporting Person With:                6.  Shared Voting Power             0
                                           7.  Sole Dispositive Power  2,500,000
                                           8.  Shared Dispositive Power        0

--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person: 2,500,000
--------------------------------------------------------------------------------

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions): N/A
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9):  6.9%
--------------------------------------------------------------------------------

12.  Type of Reporting Person (See Instructions):  IN
--------------------------------------------------------------------------------

Item 1.

(a)  Name Of Issuer:   Gender Sciences, Inc.
--------------------------------------------------------------------------------
(b) Address of Issuer's Principal Executive Offices: 10 West Forest Avenue, Englewood, New Jersey 07631
--------------------------------------------------------------------------------

Item 2.

(a)  Name of Person Filing:  Richard Schoninger

--------------------------------------------------------------------------------
(b) Address of Principal Business Office or, if none, Residence: 262 Central Park West, New York, New York 10024
--------------------------------------------------------------------------------
(c)  Citizenship:  United States
--------------------------------------------------------------------------------
(d)  Title of Class of Securities: Common Stock, no par value
--------------------------------------------------------------------------------
(e)  CUSIP Number:  36868M106
--------------------------------------------------------------------------------

Item 3. If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

     (a)  |_| Broker or dealer registered under Section 15 of the Act (15 U.S.C.
              78o);

     (b)  |_| Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c);

     (c) |_| Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c);

     (d) |_| Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

     (e)  |_|   An    investment    adviser   in    accordance    with   Section
                240.13d-1(b)(1)(ii)(E);

     (f)  |_|  An  employee   benefit  plan  or  endowment  fund  in  accordance
               with Section 240.13d- 1(b)(1)(ii)(F);

     (g)  |_|  A  parent  holding   company  or  control  person  in  accordance
               with Section 240.13d- 1(b)(1)(ii)(G);

     (h) |_| A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i)  |_|  A  church  plan  that  is  excluded  from  the  definition  of an
               investment  company  under  Section   3(c)(14)  of the Investment
               Company Act of 1940 (15 U.S.C. 80a-3);

     (j)  |_| Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).


Item 4.  Ownership.

          (a)  Amount beneficially owned (as of April 11, 2002):

                  2,500,000

          (b)  Percent of Class (as of April 11, 2002):

                  6.9%

          (c)  Number of shares as to which the person has:

               (i)  Sole power to vote or to direct the vote 2,500,000

               (ii) Shared power to vote or to direct the vote 0

              (iii) Sole  power to  dispose  or to  direct  the  disposition  of
                    2,500,000

               (iv) Shared power to dispose or to direct the disposition of 0


Item 5.  Ownership of Five Percent or Less of a Class.

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|.


Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.  N/A


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control
         Person.   N/A


Item 8.  Identification and Classification of Members of the Group.  N/A


Item 9.  Notice of Dissolution of Group.  N/A


Item 10.  Certification.

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                    April 17, 2002
                                                    ____________________
                                                    Date


                                                    /s/Richard Schoninger
                                                    ________________________
                                                    Richard Schoninger

      Attention: Intentional misstatements or omissions of fact constitute
                Federal criminal violations (See 18 U.S.C. 1001)